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                                                                     Exhibit 4.3


                              PENTON MEDIA, INC.
                         EMPLOYEE STOCK PURCHASE PLAN


SECTION 1.  PURPOSE.

          This Employee Stock Purchase Plan (the "Plan") is intended to advance the interests of Penton Media, Inc. (the "Company") and its stockholders by allowing employees of the Company and those subsidiaries of the Company that participate in the Plan the opportunity to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock"). It is intended that the Plan will constitute an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended from time to time (the "Code").


SECTION 2.  ADMINISTRATION.

          The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The majority of the Committee shall constitute a quorum, and the action of (a) a majority of the members of the Committee present at any meeting at which a quorum is present or (b) all members acting unanimously by written consent, shall be the acts of the Committee.

          The interpretation and construction by the Committee of any provision of the Plan or of any subscription to purchase shares of Common Stock under it shall be final. The Committee may establish any policies or procedures which in the discretion of the Committee are relevant to the operation and administration of the Plan and may adopt rules for the administration of the Plan. The Committee will, from time to time, designate the subsidiaries (as defined below) of the Company whose employees will be eligible to participate in the Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any subscription to purchase shares under it. For purposes of this Plan, the term "subsidiary" means any corporation in which the Company directly or indirectly owns or controls more than 50 percent of the total combined voting power of all classes of stock issued by the corporation.


SECTION 3.  ELIGIBILITY.

          (a) Each person who is an employee of the Company or of a participating subsidiary of the Company on November 18, 1999 (i) whose customary employment is a minimum of 20 hours per week and (ii) whose customary employment is a minimum of 5 months per year may subscribe to purchase shares of Common Stock under the terms of the Plan.

          (b) Each person who becomes an employee of the Company or of a participating subsidiary of the Company on or after November 19, 1999 (i) whose customary employment is a minimum of 20 hours per week, and (ii) whose customary employment is a minimum of 5 months per year, and (iii) who has at least one year of service with the Company or with a participating subsidiary of the Company (each of the persons described in Sections 3(a) and 3(b) is hereinafter referred to as an "Eligible Employee") may subscribe to purchase shares of Common Stock under the terms of the Plan.

          (c) Notwithstanding the provisions of this Section 3, no Participant (as defined below) may subscribe to purchase shares on the immediately following Purchase Date (as defined below) if, immediately after the immediately preceding Subscription Date (as defined below), such Participant would own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock
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of the Company or of any subsidiary of the Company. For purposes of this paragraph, stock ownership of an individual shall be determined under the rules of Section 424(d) of the Code.

          For purposes of the Plan:

          (i) The term "Subscription Date" means the first business day of each fiscal quarter of the Company during which the Plan is effective. The first Subscription Date under the Plan will be January 1, 2000.

          (ii) The term "Participant" means an Eligible Employee who has a Subscription and Authorization Form (as defined below) in effect.

          (iii) The term "Purchase Date" means the last business day of the fiscal quarter in which the related Subscription Date occurs.


SECTION 4.  PARTICIPATION.

          (a) An Eligible Employee shall evidence his or her agreement to subscribe for shares by completing a written agreement (the "Subscription and Authorization Form") provided by the Committee and filing it as directed by the Committee. Subject to the provisions of Section 6(b), a Subscription and Authorization Form shall take effect on the first Subscription Date which is within a reasonable time after it has been filed with the Committee, but in no event later than the first Subscription Date which is at least thirty (30) days after the date on which the Eligible Employee files the Subscription and Authorization Form.

          (b) In the Subscription and Authorization Form, an Eligible Employee shall designate any whole percentage to be withheld from such Eligible Employee's compensation (as defined below) for each payment remitted by the Company to the Eligible Employee and used to purchase shares of Common Stock on the next Purchase Date, subject to the provisions of Section 6(d) and the following limitations: (i) the whole percentage designated by such Eligible Employee shall not be less than 1 percent of his or her compensation and shall not exceed 10 percent of his or her compensation; (ii) the maximum number of shares of Common Stock which can be purchased by any one Participant on any Purchase Date shall not exceed 600 shares of Common Stock; and (iii) the Committee may establish from time to time minimum payroll deductions. For purposes of this Plan, the term "compensation" means base salary and annual bonus (prior to any reductions in either).


SECTION 5.  COMMON STOCK.

          The stock purchased under the Plan shall be Treasury shares. In the event that the number of shares subject to options to be granted pursuant to any offering under the Plan exceeds the number of Treasury shares, the shares available to be purchased shall be allocated on a pro rata basis among the options to be granted. Subject to the provisions of Section 6(g), the aggregate number of shares of Common Stock which may be purchased under the Plan shall not exceed 750,000 shares of Common Stock. In the event that the dollar amount of shares of Common Stock subscribed for in any quarter exceeds the number of shares of Common Stock available to be purchased under the Plan, the shares of Common Stock available to be purchased shall be allocated on a pro rata basis among the subscriptions.


SECTION 6.  TERMS AND CONDITIONS OF SUBSCRIPTIONS.

          Subscriptions shall be evidenced by a Subscription and Authorization Form in such form as the Committee shall from time to time approve, provided that all Participants subscribing to purchase shares shall have the same rights and privileges (except as otherwise provided in Section 4(b)), and
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provided further that such subscriptions shall comply with and be subject to the following terms and conditions:

          (a) Purchase Price. The purchase price shall be the lower of (i) 85 percent of the fair market value of Common Stock on the Subscription Date or
(ii) 85 percent of the fair market value of Common Stock on the Purchase Date. During such time as Common Stock is traded on the New York Stock Exchange, the fair market value per share shall be the closing price of Common Stock (as reported in the record of Composite Transactions for New York Stock Exchange listed securities and printed in The Wall Street Journal) on such Purchase Date
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(or on the next regular business date on which shares of Common Stock shall be traded in the event that no shares of Common Stock shall have been traded on the Purchase Date). Subject to the foregoing, the Committee shall have full authority and discretion in fixing the purchase price.

          (b) Medium and Time of Payment. The purchase price shall be payable in full in United States dollars, pursuant to uniform policies and procedures established by the Committee. The funds required for such payment will be derived by withholding from a Participant's compensation. A Participant shall have the right at any time to terminate the withholding from his or her compensation of amounts to be paid toward the purchase price. A Participant shall have the right, one time in each quarter, to change the amount so withheld, by submitting a written request at least 10 business days before any Purchase Date. A Participant shall have the right to cancel his or her subscription in whole or in part and to obtain a refund of amounts withheld from his or her compensation by submitting a written request at least 10 business days before any Purchase Date. Such amounts shall thereafter be paid to the Participant within a reasonable period of time. Shares of Common Stock purchased hereunder for a Participant shall be held in escrow pending transfer to the Participant. Subject to Section 6(j), shares of Common Stock shall be transferred to the Participant as soon as reasonably practicable after the request of the Participant or upon the Participant's termination of employment with the Company and its affiliates. Any dividends paid on such shares of Common Stock held in escrow on behalf of a Participant shall be reinvested in additional shares of Common Stock on behalf of such Participant.

          (c) No Interest on Employee Funds. No interest shall accrue on any amounts withheld from a Participant's compensation.

          (d) Accrual Limitation. No subscription shall permit the rights of a Participant to purchase stock under all "employee stock purchase plans" (as defined in the Code) of the Company to accrue, under the rules set forth in
Section 423(b)(8) of the Code, at a rate which exceeds $25,000 of fair market value of such stock (determined at the time of subscription) for each calendar year.

          (e) Termination of Employment. If a Participant ceases to be an Eligible Employee before any applicable Purchase Date for any reason, the total unused payments credited to his or her account on the date of termination will be refunded to the Participant (or his or her estate) within a reasonable time without interest.

          (f) Transferability. Neither payments credited to a Participant's account nor any rights to subscribe to purchase shares of Common Stock under the Plan may be transferred by a Participant except by the laws of descent and distribution. Any such attempted transfer will be without effect.

          (g) Adjustments. The Committee may make or provide for such adjustments in the purchase price and in the number or kind of shares of Common Stock or other securities covered by outstanding subscriptions, or specified in the second sentence of Section 5 of the Plan, as the Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company; (ii) any merger, consolidation, spin-off, split-off, spin-out, split-up, separation, reorganization, partial or complete liquidation, or other distribution of assets, issuance of rights or warrants to purchase stock; or
(iii) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the
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event of any such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding subscriptions under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances.

          (h) Rights as a Stockholder. A Participant shall have no rights as a stockholder with respect to any Common Stock covered by his or her subscription until the Purchase Date following payment in full. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date of such purchase, except as provided in Section 6(g) of the Plan.

          (i) Fractional Shares. Fractional shares may be purchased under the Plan and credited to an account for the Participant. The Company, however, shall have the right to pay cash in lieu of any fractional shares of Common Stock to be distributed from a Participant's account under the Plan.

          (j) Holding Period. The Committee may determine, in its discretion, that shares of Common Stock acquired under the Plan shall not be transferable by the Participant, other than by reason of death or such other reasons as the Committee may specify, for a period not to exceed six (6) months following the Purchase Date. If the Committee does so determine, shares of Common Stock so acquired shall be held in escrow by the Company until such transfer restrictions lapse.

          (k) Other Provisions. The Subscription and Authorization Form authorized under the Plan shall contain such other provisions as the Committee may deem advisable, provided that no such provisions may in any way be in conflict with the terms of the Plan.


SECTION 7.  TERM OF PLAN.

          Eligible Employees may subscribe for shares under the Plan within a period of ten years from the date the Plan is adopted by the Board; provided, however, that the Committee may terminate or suspend the Plan if at any time there are less than 5 percent of the Eligible Employees participating in the Plan.


SECTION 8.  AMENDMENT OF THE PLAN.

          The Plan may be amended from time to time by the Committee, but without further approval of the stockholders, no such amendment shall (a) increase the aggregate number of shares of Common Stock that may be issued and sold under the Plan (except that adjustments authorized by Section 6(g) of the Plan shall not be limited by this provision) or (b) materially modify the requirements as to eligibility for participation in the Plan.


SECTION 9.  APPROVAL OF STOCKHOLDERS/EFFECTIVE DATE.

          The Plan shall take effect upon adoption by the Board; provided, however, that any subscriptions and purchases under the Plan shall be null and void unless the Plan is approved by a vote of the holders of a majority of the total number of outstanding shares of voting stock of the Company present in person or by proxy at a meeting at which a quorum is present in person or by proxy, which approval must occur within the period of 12 months after the date the Plan is adopted by the Board.